Exhibit 4.2

TOBIRA THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

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Section 4 TRANSFERS OF SECURITIES BY INVESTORS		21
4.1	Notices	21
4.2	Acceptance of Offer	21
4.3	Allocation of Securities and Payment	22
4.4	Failure to Exercise	22
4.5	Assignment	22
4.6	Permitted Transfers	22
4.7	Termination	22

Section 5 MISCELLANEOUS		23
5.1	Successors and Assigns	23
5.2	Third Parties	23
5.3	Governing Law	23
5.4	Counterparts	23
5.5	Notices	23
5.6	Severability	23
5.7	Amendment and Waiver	23
5.8	Rights of Holders	24
5.9	Delays or Omissions	24
5.10	Attorneys’ Fees	24
5.11	Headings	24
5.12	Entire Agreement	24
5.13	Further Assurances	24
5.14	Aggregation of Stock	24
5.15	Termination of Prior Agreement	24

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INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is entered into as of August 24, 2010 by Tobira Therapeutics, Inc., a Delaware corporation (the “Company”), the investors listed on Exhibit A (each individually, an “Investor” and collectively, the “Investors”) and Domain Associates, L.L.C., James E. Sapirstein and Eckard Weber, M.D., (each individually, a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and/or shares of Common Stock issued upon conversion thereof and possess registration rights, information rights, rights of first offer and other rights pursuant to an Investors’ Rights Agreement dated as of August 1, 2007 by and among the Company, certain holders of Common Stock, par value $0.0001 per share (the “Common Stock”), and such Existing Investors (the “Prior Agreement”);

WHEREAS, the Prior Agreement may be amended, and any provision therein waived, with the consent of the Company, and the holders of a majority of the outstanding Registrable Securities (as such term is defined in the Prior Agreement);

WHEREAS, the Existing Investors and the Stockholders, as holders of a majority of the outstanding Registrable Securities, desire to terminate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, certain Investors are parties to the Series B Preferred Stock Purchase Agreement of even date herewith by and among the Company and certain of the Investors (the “Series B Agreement”), which provides that as a condition to the closing of the sale of the Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock” and collectively with the Series A Preferred Stock, the “Preferred Stock”), this Agreement must be executed and delivered by such Investors, Existing Investors and Stockholders holding a majority of the outstanding Registrable Securities (as such term is defined in the Prior Agreement) of the Company, and the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company, the Existing Investors and the Stockholders hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

SECTION 1

REGISTRATION RIGHTS;

RESTRICTIONS ON TRANSFERABILITY

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean with respect to any Person, any Person which directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

“Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Conversion Shares” shall mean the Common Stock issued or issuable upon conversion of the Shares.

“Convertible Securities” shall mean any evidence of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

“Holder” shall mean any Investor owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.14 hereof; provided, however, that with respect to Section 1.6 hereof and other provisions of this Agreement applicable to a registration pursuant to such section, in addition to the foregoing definition, “Holder” shall also mean the Stockholders.

“Initiating Holders” shall mean the Investor or transferees of the Investor under Section 1.14 hereof who in the aggregate are Holders of not less than fifty percent (50%) of the outstanding Registrable Securities.

“Major Holder” shall mean the Investor or transferees of the Investor under Section 1.14 hereof who in the aggregate are Holders of not less than five hundred thousand (500,000) Shares or Conversion Shares.

“Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

“Person” shall mean an individual, a corporation, a partnership, a trust or unincorporated organization or any other entity or organization.

“Preferred Stock” shall mean the Series A Preferred Stock and Series B Preferred Stock of the Company.

The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Qualified Public Offering” means an underwritten public offering of the Company’s Common Stock pursuant to a registration statement under the Securities Act with aggregate proceeds of at least thirty million dollars ($30,000,000.00) and a price per share of at least $1.6473 (as adjusted for stock splits, combinations, recapitalizations and the like).

“Registrable Securities” means (a) the Conversion Shares, (b) all shares of Common Stock owned by the Investors, (c) any Common Stock issued (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Common Stock described in clauses (a) or (b) hereof; provided, however, that with respect to Section 1.6 hereof and other provisions of this Agreement applicable to a registration pursuant to such section, in addition to the foregoing definition, “Registrable Securities” shall also mean all shares of Common Stock owned by the Stockholders.

“Registration Expenses” shall mean all reasonable expenses incurred by the Company in complying with Sections 1.5, 1.6 and 1.7 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) and all reasonable fees and disbursements of one special counsel for all of the Holders who elect to include their Registrable Securities in any such registration.

“Restricted Securities” shall mean the securities of the Company required to bear the legend set forth in Section 1.3 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar or successor federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders.

“Shares” shall mean shares of Series A Preferred Stock and Series B Preferred Stock of the Company.

1.2 Restrictions. The Shares and the Conversion Shares shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. The Investor shall cause any proposed purchaser, assignee, transferee or pledgee of the Shares and the Conversion Shares to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

1.3 Restrictive Legend. Each certificate representing (a) the Shares, (b) the Conversion Shares, and (c) any other securities issued in respect of the securities referenced in clauses (a) and (b) upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 1.4 below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF

1933. THE SHARES MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AGREEMENTS BETWEEN THE COMPANY AND THE ORIGINAL STOCKHOLDER, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.”

Each Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 1.

1.4 Notice of Proposed Transfers. The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 1. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder’s intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied at such holder’s expense by either (a) an unqualified written opinion of legal counsel who shall, and whose legal opinion shall be, reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (b) a “no action” letter from the Commission to the effect that the transfer of such securities without registration shall not result in a recommendation by the staff of the Commission that action be taken with respect thereto, or (c) any other evidence reasonably satisfactory to counsel to the Company, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. The Company shall not require such a legal opinion or “no action” letter (x) in any transaction in compliance with Rule 144, (y) in any transaction in which an Investor which is a corporation distributes Restricted Securities solely to its majority owned subsidiaries or affiliates for no consideration, or (z) in any transaction in which an Investor which is a partnership distributes Restricted Securities solely to its partners, limited partners, retired partners, members or retired members for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 1. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legends set forth in this Section 1, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act or this Agreement.

1.5 Requested Registration.

(a) In case the Company shall receive from Initiating Holders a written request that the Company effect any registration, qualification or compliance with respect to the Registrable Securities, the Company shall:

(i) promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and

(ii) as soon as practicable and in any event within one hundred twenty (120) days after receipt of such written request, use commercially reasonable efforts to effect such registration, qualification or compliance (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of the written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 1.5:

(A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(B) Prior to the earlier of (1) four (4) years after the date of this agreement or (2) six (6) months after the effective date of the Company’s initial public offering;

(C) After the Company has effected two (2) such registrations pursuant to this subparagraph 1.5(a), such registration has been declared or ordered effective and the securities offered pursuant to each such registration have been sold;

(D) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration initiated by the Company; provided that the Company is actively employed in good faith in all commercially reasonable efforts to cause such registration statement to become effective and provided further that the rights of the Initiating Holders to include Registrable Securities for registration in the Company’s registration shall be governed by Section 1.6 hereof; or

(E) If such registration, qualification or compliance involves securities with an aggregate value less than Five Million Dollars ($5,000,000).

Subject to the foregoing clauses (A) through (E), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders; provided, however, that if (i) in the good faith judgment of the board of directors of the Company (the “Board”), such registration would be seriously detrimental to the Company and the Board concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for up to two (2) periods of not more than sixty (60) days each after receipt of the request of the Initiating Holders, and provided further, that the Company shall not defer its obligation in this manner more than once in any twelve (12) month period.

(b) Underwriting. In the event that a registration pursuant to Section 1.5 is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to Section 1.5(a)(i). The right of any Holder to registration pursuant to Section 1.5 shall be conditioned upon such Holder’s participation in the underwriting arrangements required by this Section 1.5 and the inclusion of such Holder’s Registrable Securities in the underwriting, to the extent requested and provided herein.

The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by at least a majority in interest of the Initiating Holders (which managing underwriter shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.5, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities or other securities so withdrawn shall also be withdrawn from registration, and such Registrable Securities shall not be transferred in a public distribution prior to ninety (90) days (one hundred eighty (180) days in the case of the Company’s initial public offering) after the date of the final prospectus used in such public offering.

1.6 Company Registration.

(a) Notice of Registration. If at any time or from time to time, the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders exercising their respective demand registration rights other than (i) a registration relating solely to employee benefit plans, or (ii) a registration relating solely to a merger, acquisition or exchange, or (iii) a registration relating to convertible debt transaction, the Company shall:

(i) promptly give to each Holder written notice thereof; and

(ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made within twenty (20) days after receipt of such written notice from the Company by any Holder, but only to the extent that such inclusion shall not diminish the number of securities included by the Company or by Holders of the Company’s securities who have demanded such registration and further subject to the underwriter’s right to limit the number of securities included in the registration as set forth in Section 1.6(b) below.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.6(a)(i). In such event, the right of any Holder to registration pursuant to Section 1.6 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other Holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company (or by the Holders who have demanded such registration, as the case may be, which underwriter shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.6, if the managing underwriter determines in its sole discretion that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, on a pro rata basis based on the total number of securities (including, without limitation, Registrable Securities owned by each participating Holder) entitled to be included in such registration; but in no event shall the amount of securities of the participating Holders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such offering and no such reduction in the amount of securities of the participating Holders proposed to be included in such offering shall be effected until the securities of other stockholders proposed to be included in such offering first are reduced and excluded from such offering, unless such offering is the initial public offering of the Company’s securities, in which case the participating Holders may be entirely excluded if the managing underwriter makes the determination described above and no other stockholder’s securities are included. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder or other holder to the nearest one hundred (100) shares. If any Holder or other holder disapproves of the terms of any such underwriting, he or she may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to ninety (90) days (one hundred eighty (180) days in the case of the Company’s initial public offering) after the date of the final prospectus included in the registration statement relating thereto.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.6 prior to the effectiveness of such registration, whether or not any Holder has elected to include securities in such registration.

1.7 Registration on Form S-3.

(a) If any Holder or Holders of at least five million (5,000,000) shares of Registrable Securities requests that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of the Registrable Securities, the reasonably anticipated aggregate price to the public of which, net of underwriting discounts and commissions, would exceed One Million Dollars ($1,000,000), and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, the Company shall use commercially reasonable efforts to cause such Registrable Securities to be registered for the offering on such form. The Company shall (i) promptly give written notice of the proposed registration to all other Holders, and (ii) as soon as practicable, but in no event later than sixty (60) days following the request, use commercially reasonable efforts to effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of written notice from the Company. The substantive provisions of Section 1.5(b) shall be applicable to each registration initiated under this Section 1.7.

(b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 1.7: (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; (ii) in a given twelve month period, after the Company has effected two (2) such registrations pursuant to subparagraph 1.7(a); or (iii) if the Company shall furnish to such Holders a certificate signed by the President of the Company stating that, in the good faith judgment of the Board, it would be seriously detrimental to the Company or its stockholders for registration statements to be filed in the near future, then the Company’s obligation to use commercially reasonable efforts to file a registration statement shall be deferred for up to two periods of sixty (60) days each, such sixty (60) day periods not to exceed one hundred twenty (120) days from the receipt of the request to file such registration by such Holder or Holders. The Company shall not defer its obligation in this manner more than once in any twelve-month period.

1.8 Corporate Transaction. In the event of a Corporate Transaction, the Company shall use reasonable efforts to cause the registration rights described under this Section 1 to be assumed or equivalent registration rights to be substituted by a successor corporation or a parent or subsidiary of such successor corporation in writing. “Corporate Transaction” means a sale of all or substantially all of the Company’s assets or a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person or a sale of capital stock such that the stockholders immediately prior to such sale possess less than fifty percent (50%) of the voting power immediately after such sale; provided however, that (a) the provisions of this Section 1.8 may be waived by the holders of at least a majority of the then outstanding Registrable Securities and (b) the provisions of this Section 1.8 shall not apply in the event of any Corporate Transaction if all Holders are entitled to receive in exchange for their Registrable Securities consideration consisting solely of (i) cash or (ii) securities of the acquiring corporation which may be immediately sold to the public without registration under the Securities Act.

1.9 Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 1.5, 1.6 and 1.7 including, without limitation, the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company, provided that the Company shall not be required to pay the Registration Expenses of any registration proceeding begun pursuant to Section 1.5, the request of which has been subsequently withdrawn by the Initiating Holders. In such case, (i) the Holders of Registrable Securities to have been registered shall bear all such Registration Expenses pro rata on the basis of the number of shares to have been registered and (ii) the Company shall be deemed not to have effected a registration pursuant to subparagraph 1.5(a) of this Agreement. Notwithstanding the foregoing, however, if at the time of the withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request, of which the Company had knowledge at the time of the request, then the Holders shall not be required to pay any of such Registration Expenses, all of which shall be borne by the Company. In such case, the Company shall be deemed not to have effected a registration pursuant to subparagraph 1.5(a) of this Agreement. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of the registered securities included in such registration pro rata on the basis of the number of shares so registered.

1.10 Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 1, the Company shall keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. The Company shall:

(a) Prepare and file with the Commission a registration statement with respect to the Registrable Securities and use commercially reasonable efforts to cause such registration statement to become and remain effective for at least one hundred twenty (120) days or until the distribution described in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period that the Holder refrains from selling any securities included in such registration at the request of the Company or an underwriter of the Common Stock (or any other securities) of the Company and (ii) in the case of any registration on Form S-3 which is intended to be offered on a continuous or delayed basis, such one hundred twenty (120) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which includes (A) any prospectus required by Section 10(a)(3) of the Securities Act or (B) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (a) and (b) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in the registration statement;

(b) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement and amendments and supplements thereto, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

(c) Cause all such Registrable Securities registered hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(d) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(e) Provide transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than effective date of such registration;

(f) Prepare and file amendments of or supplements to the registration statement or prospectus necessary to comply with the Securities Act with respect to disposition of the Registrable Securities covered by such registration statement;

(g) Use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already qualified to do business or subject to service of process in that jurisdiction;

(h) Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1.10, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1.10, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(i) Make generally available to its security holders, and to deliver to each Holder participating in the registration statement, an earnings statement of the Company that shall satisfy the provisions of Section 11(a) of the Securities Act covering a period of 12 months beginning after the effective date of such registration statement as soon as reasonably practicable after the termination of such 12-month period; and

(j) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder and other security holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

1.11 Indemnification.

(a) The Company shall indemnify each Holder, each of its officers and directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws applicable to the Company in connection with any such registration, qualification or compliance, and the Company shall reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred, provided that the Company shall not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder, controlling person or underwriter and stated to be specifically for use therein.

(b) Each Holder shall, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and shall reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided however that in no event shall any indemnity under this Section 1.11(b) exceed the net proceeds from the offering received by such Holder unless such liability arises out of or is based upon the willful misconduct by such Holder.

(c) If the indemnification provided for in this Section 1.11 is held by a court of competent jurisdiction to be unavailable to a party entitled to indemnification under this Section 1.11 (the “Indemnified Party”) with respect to any loss, liability, claim, damage or expense referred to herein, then the party required to provide indemnification (the “Indemnifying Party”), in lieu of indemnifying such Indemnified Party hereunder, instead shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(d) Each Indemnified Party shall give notice to the Indemnifying Party promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense; provided, however, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain its own separate counsel with the reasonable fees and expenses to be paid by the Indemnifying Party if the Indemnified Party reasonably determines that representation of such Indemnified Party would be appropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation.

1.12 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 1.

1.13 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use commercially reasonable efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Exchange Act;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) So long as an Investor owns any Restricted Securities, to furnish to the Investor forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public) and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as an Investor may reasonably request in availing itself of any rule or regulation of the Commission allowing an Investor to sell any such securities without registration.

1.14 Transfer of Registration Rights. The rights to cause the Company to register securities granted Investors under Sections 1.5, 1.6 and 1.7 may only be assigned to (a) a partner or retired partner of an Investor that is a partnership, (b) a spouse, sibling, lineal descendant or ancestor of an Investor that is an individual, (c) an Affiliate of an Investor, (d) a transferee or assignee that is a Holder of Registrable Securities prior to the transfer or acquires at least ten percent (10%) of an original Holder’s Registrable Securities as of the date hereof or (e) a constituent member of any Investor that is a limited liability company; provided in each case that prompt written notice of such assignment is given to the Company and such assignee agrees to in writing be bound by the provisions of this Agreement.

1.15 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the approval of the Company’s Board of Directors, including at least a majority of the directors elected by the holders of the Company’s Preferred Stock, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Sections 1.5, 1.6 and 1.7 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities shall not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities. In addition, from and after the date of this Agreement, the Company shall not, without the prior written consent of the holders of at least a majority of the outstanding shares of Preferred Stock voting as a single class, enter into any agreement with any holder or prospective holder of any securities of the Company that would provide such holder with rights to register such securities that are superior to those granted to the Holders hereunder.

1.16 Market Stand-off Agreement. Each Holder agrees in connection with the initial public offering of the Company’s securities (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan) that, upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, not to sell, make any short sale of, loan, grant any option for the purchase of, pledge, hypothecate, limit such Holder’s market risk regarding or otherwise directly or indirectly dispose of any Registrable Securities (other than those included in the registration) or other capital stock of the Company or securities exchangeable or convertible into capital stock of the Company without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days from the date of the final prospectus used in such registration) as may be requested by the Company or such managing underwriters, and to enter into a lock-up agreement in customary form with such underwriters providing for restrictions approved by the Board, provided that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s outstanding voting securities are bound by and have entered into similar agreements. The certificates for the (a) Shares, (b) Conversion Shares, (c) any New Securities and (d) any other securities issued in respect of the securities referenced in clauses (a), (b) and (c) upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event shall contain, for so long as such market stand-off provision remains in place, a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER INCLUDING A MARKET STAND-OFF AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL STOCKHOLDER THAT PROHIBITS SALE OR TRANSFER OF SUCH SHARES FOR A PERIOD OF UP TO 180 DAYS FOLLOWING THE DATE OF THE FINAL PROSPECTUS FOR THE INITIAL PUBLIC OFFERING OF THE ISSUER’S

COMMON STOCK. THIS AGREEMENT IS BINDING UPON TRANSFEREES. A COPY OF THE AGREEMENT IS ON FILE WITH THE SECRETARY OF THE ISSUER.”

1.17 Termination of Rights. The rights of any particular Holder or permitted transferee thereof to cause the Company to register securities under Sections 1.5, 1.6 and 1.7 shall terminate with respect to such Holder on the earlier of (a) seven years after the closing of a Qualified Public Offering or (b) date when such Holder can sell all of its Registrable Securities pursuant to Rule 144 of the Securities Act within a three month period.

SECTION 2

RIGHT OF FIRST OFFER

2.1 Right of First Offer. Subject to the terms and conditions contained in this Section 2, the Company hereby grants to each Investor holding at least five hundred thousand (500,000) shares of Preferred Stock (each an “RFO Holder”) the right of first offer (the “Right of First Offer”) to purchase its Pro Rata Portion (as defined below) of any New Securities (as defined in Section 2.2) which the Company may, from time to time, propose to sell and issue. Each RFO Holder’s “Pro Rata Portion” for purposes of this Section 2 is equal to (x) the sum of the number of shares of the Company’s Common Stock then held by such RFO Holder and the number of shares of the Company’s Common Stock issuable upon conversion of the Preferred Stock then held by such RFO Holder divided by (y) the sum of the total number of shares of the Company’s Common Stock then outstanding, the number of shares of the Company’s Common Stock issuable upon conversion of the then outstanding Convertible Securities and the number of shares of Common Stock issuable upon exercise of Options (or conversion of Convertible Securities issuable upon exercise of Options, as applicable). Notwithstanding the foregoing, in the event that the Company offers New Securities pursuant to Section 1.3 of the Series B Agreement and to the extent that less than all of such New Securities are purchased by one or more investors who are not then stockholders of the Company, only such RFO Holders as are then holding shares of Series A Preferred Stock (each a “Series A RFO Holder”) shall have a Right of First Offer to purchase its Pro Rata Portion of such unpurchased New Securities, in which event each Series A RFO Holder’s Pro Rata Portion is equal to (x) the number of Shares of Series A Preferred Stock held by such Series A RFO Holder, divided by (y) the total number of shares of Series A Preferred Stock held by all Series A RFO Holders.

2.2 Definition of New Securities. Except as set forth below, “New Securities” shall mean any shares of capital stock of the Company, including Common Stock and Preferred Stock, whether authorized or not, and rights, options or warrants to purchase said shares of Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible into said shares of Common Stock or Preferred Stock. Notwithstanding the foregoing, “New Securities” does not include issuances set forth in Articles V.4(e)(i)(A)(1) – (8) of the Company’s Second Amended and Restated Certificate of Incorporation, as may be amended from time to time (the “Restated Certificate”). For the purposes of clarity, securities issued pursuant to Sections 1.3 and 1.4 of the Series B Agreement shall be considered to be “New Securities” for all purposes under this Agreement.

2.3 Notice of Right. In the event the Company proposes to undertake an issuance of New Securities, it shall give each RFO Holder written notice of its intention, describing the type of New Securities and the price and terms upon which the Company proposes to issue the same. The RFO Holders shall have fifteen (15) days from the date of receipt of any such notice to agree to purchase shares of such New Securities (up to the amount referred to in Section 2.1), for the price and upon the terms specified in the notice, by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. If any RFO Holders do not indicate an interest in purchasing any such RFO Holder’s full Pro Rata Portion of such New Securities by the end of the 15-day period, the Company shall give notice of any remaining available New Securities (the “Overallotment Notice”) to each of the other RFO Holders who has elected to purchase its full Pro Rata Portion (the “Electing Holders”). Such Overallotment Notice may be made by telephone if confirmed in writing within two (2) days. The Electing Holders shall then have a right of overallotment such that they shall have ten (10) days from the date such Overallotment Notice was given to indicate an interest to increase the number of shares of New Securities they may purchase pursuant to this Section 2, in an aggregate amount of up to the number of remaining available shares of New Securities which, if necessary, shall be apportioned pro rata on the basis of the proportion that the number of shares of Preferred Stock and Common Stock then held by each such Electing Holder who elects to increase the number of shares of New Securities it proposes to purchase bears to the number of shares of Preferred Stock and Common Stock then held by all such Electing Holders who elect to increase the number of shares of New Securities they propose to purchase.

2.4 Exercise of Right. If any RFO Holder exercises its Right of First Offer hereunder, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place as soon as practicable after the RFO Holder gives notice of such interest.

2.5 Lapse and Reinstatement of Right. In the event a RFO Holder fails to exercise the Right of First Offer provided in this Section 2 in the manner provided above and the New Securities being offered by the Company in connection with such Right of First are being offered in conjunction with a bona fide financing with the primary intent to raise equity, the shares of Preferred Stock held by such RFO Holder shall, except as to any Permitted Failure (as defined in Section 1.4 of the Series B Agreement) for which Permitted Failure the automatic conversion pursuant to Article V.4(k) of the Restated Certificate shall not apply) automatically convert, immediately prior to the closing of such issuance in which such holder does not purchase at least its Pro Rata Portion (or such RFO Holder’s pro rata share of such lesser number of shares as may be agreed upon in writing prior to such issuance by the Company and the Investors holding at least a majority of the Preferred Stock held by the Investors, such majority calculated excluding such RFO Holder) into shares of the Common Stock of the Company in accordance with Article V.4(k) of the Restated Certificate. The Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) to sell the New Securities not elected to be purchased by such RFO Holder at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Company’s notice. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said ninety (90) day period (or sold and issued New Securities in accordance with the foregoing within sixty (60) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such securities to the RFO Holder in the manner provided above.

2.6 Transfer of Right of First Offer. The Right of First Offer granted under Section 2 of this Agreement may be assigned to a transferee or assignee reasonably acceptable to the Company in connection with any transfer of shares of the Company capital stock held by a RFO Holder; provided that (a) such transfer may otherwise be effected in accordance with applicable securities laws; (b) written notice of such assignment is given to the Company; (c) the transferee executes a written agreement to be bound by the terms of this Agreement. Notwithstanding the above, a RFO Holder that is a venture capital fund may assign or transfer such rights to an affiliated venture capital fund so long as the transferee executes a written agreement to be bound by the terms of this Agreement.

2.7 Rights of Affiliated Investors. For purposes of this Section 2, Investors who are Affiliates of one or more other Investors shall, at the election of an Investor and one or more such Affiliates, be treated as a group (an “Investor Group”). Members of an Investor Group shall have the right to reallocate the rights granted by this Section 2 among themselves as they determine.

2.8 Termination of Right of First Offer. The Right of First Offer granted under this Section 2 of this Agreement shall not apply to, and terminate and be of no further force or effect immediately prior to (a) a Qualified Public Offering or (b) a Corporate Transaction.

SECTION 3

AFFIRMATIVE COVENANTS OF THE COMPANY

The Company hereby covenants and agrees as follows:

3.1 Financial Information. The Company shall furnish to each Major Holder or transferee thereof under Section 1.14 the following reports:

(a) As soon as practicable after the end of each fiscal year, and in any event within one hundred fifty (150) days thereafter, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles applied on a consistent basis and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and audited by independent public accountants of national standing selected by the Company and approved by the Board;

(b) As soon as practicable after the end of each quarter, and in any event within forty-five (45) days thereafter (other than the last calendar month of each fiscal year), unaudited consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of the quarter, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such quarter, prepared in accordance with generally accepted accounting principles applied on a consistent basis and setting forth in each case in comparative form the figures for the same quarter one year earlier; provided that footnotes and schedule disclosure appearing in audited financial statements shall not be required, all in reasonable detail and signed by the principal financial or accounting officer of the Company;

(c) As soon as practicable after the end of each month, and in any event within thirty (30) days thereafter (other than the last calendar month of each fiscal year), unaudited consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of the month, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such month, prepared in accordance with generally accepted accounting principles applied on a consistent basis and setting forth in each case in comparative form the figures for the same month one year earlier; provided that footnotes and schedule disclosure appearing in audited financial statements shall not be required, all in reasonable detail and signed by the principal financial or accounting officer of the Company;

(d) As soon as practicable, but in any event no later than thirty (30) days prior to the beginning of each fiscal year, a budget for the next fiscal year, prepared on a monthly basis, and, as soon as prepared, any other updated or revised budgets for such fiscal year prepared by the Company.

3.2 Inspection. The Company shall permit each Major Holder, at such Major Holder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Holder.

3.3 Confidentiality. Each Major Holder agrees and shall cause any representative of such Major Holder to hold in confidence and trust and not use or disclose any information provided to or learned by it in connection with its rights under this Section 3 that is identified in writing as confidential (the “Confidential Information”), except that such Major Holder may disclose such information to any partner, member, subsidiary or parent of such Major Holder for the purpose of evaluating its investment in the Company as long as (a) such partner, member, subsidiary or parent is advised of the confidentiality provisions of this Section 3.3 and (b) such Major Holder uses commercially reasonable efforts to ensure that such partner, member, subsidiary or parent holds such information in confidence and trust and shall not use or disclose any information provided to or learned by it except as required by law. Notwithstanding the above, this Section 3.3 shall not apply to any information which any such Major Holder can prove:

(a) was in the public domain at the time it was disclosed or has entered the public domain through no fault of such Major Holder;

(b) was known to such Major Holder, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure;

(c) is disclosed with the prior written approval of the Company;

(d) was independently developed by such Major Holder without any use of the Confidential Information and by employees of such Major Holder who have not had access to the Confidential Information, as demonstrated by files created at the time of such independent development;

(e) becomes known to such Major Holder, without restriction, from a source other than the Company without breach of this Section 3.3 by such Major Holder and otherwise not in violation of the Company’s rights;

(f) is disclosed generally to third parties by the Company without restrictions similar to those contained in this Section 3.3; or

(g) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that such Major Holder shall provide prompt notice of such court order or requirement to the Company to enable the Company to seek a protective order or otherwise prevent or restrict such disclosure.

3.4 Patent, Copyright and Nondisclosure Agreements. The Company agrees to require each employee of the Company to execute a Patent, Copyright and Nondisclosure Agreement and each consultant and advisor of the Company to execute an agreement that provides for confidential treatment of the Company’s proprietary information, substantially in a form reasonably acceptable to the Board, as a condition of employment or continued employment or engagement, as the case may be, unless otherwise approved by the Board.

3.5 Stock Vesting. Unless otherwise approved by the Board, the Company agrees that all Common Stock issued to employees, consultants, advisors, directors and officers in the future shall be subject to a repurchase option which provides that upon termination of the employment of such individual, with or without cause, the Company has the option to repurchase at cost any unvested shares held by the individual which repurchase option shall lapse twenty-five percent (25%) at the first anniversary date of the issuance of such shares and the remainder on an equal monthly basis over the following three (3) year period following such first anniversary. In addition, unless otherwise approved by the Board, the Company agrees that each option to purchase Common Stock issued to employees, consultants, advisors, directors and officers in the future, including those issued pursuant to the Stock Plan, shall vest in accordance with the following schedule: twenty-five percent (25%) of the total number of shares subject to such option shall vest at the first anniversary date of the grant thereof and the remainder on an equal monthly basis over the following three (3) year period following such first anniversary. Notwithstanding the above, this Section 3.6 shall not apply to Eckard Weber, M. D.

3.6 Qualified Small Business. The Company covenants that so long as any of the shares of Preferred Stock, or the Common Stock into which such shares are converted, are held by a Holder (in whose hands such shares of Common Stock are eligible to qualify as “qualified small business stock” as defined in Section 1202(c) of the of the Internal Revenue Code of 1986, as amended (the “Code”) (“Qualified Small Business Stock”), it shall (i) comply with any applicable filing or reporting requirements imposed by the Code on issuers of Qualified Small Business Stock and (ii) execute and deliver to the Holders, from time to time, such forms, documents, schedules and other instruments as may be reasonably requested thereby to cause the Series A Preferred Stock or the Common Stock into which such shares are converted, to qualify as Qualified Small Business Stock.

3.7 Insurance. The Company shall within six (6) months of the date hereof obtain from financially sound and reputable insurers directors’ and officers’ liability insurance (the “D & O Policy”) in an amount approved by the Board. The Company shall cause to be maintained the D & O Policy except as otherwise decided in accordance with policies approved by at least a majority of the Series A Directors (as defined in the Company’s Amended and Restated Certificate of Incorporation).

3.8 Annual Budget. The Company shall (a) provide to the Board a copy of the proposed Annual Budget for review at least sixty (60) days prior to the beginning of each fiscal year, and (b) the Company shall obtain the approval of at least a majority of the Board of the Annual Budget for such fiscal year at least thirty (30) days prior to the commencement of such fiscal year.

3.9 Observer Rights.

(a) As long as Domain Partners VII, L.P. or its Affiliates (collectively, “Domain”) owns not less than 400,000 shares (appropriately adjusted for any stock split, dividend, combination or other recapitalization) of Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of Domain, initially Brian Halak, to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney client privilege between the Company and its counsel or would result in disclosure of trade secrets to such representative or if Domain or its representative is or is affiliated with a direct competitor of the Company.

(b) As long as Frazier Healthcare V, L.P. or its Affiliates (collectively, “Frazier”) owns not less than 400,000 shares (appropriately adjusted for any stock split, dividend, combination or other recapitalization) of Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of Frazier, initially Shelley Chu, to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney client privilege between the Company and its counsel or would result in disclosure of trade secrets to such representative or if Frazier or its representative is or is affiliated with a direct competitor of the Company.

(c) As long as Canaan VII, L.P. or its Affiliates (collectively, “Canaan”) owns not less than 400,000 shares (appropriately adjusted for any stock split, dividend, combination or other recapitalization) of Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of Canaan, initially Brent

Ahrens, to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney client privilege between the Company and its counsel or would result in disclosure of trade secrets to such representative or if Canaan or its representative is or is affiliated with a direct competitor of the Company.

(d) Any representative designated pursuant to this Section 3.9, above shall be required to enter into a confidentiality agreement containing substantially similar terms as those set forth in Section 3.3 hereof with the Company prior to the exercise of the rights contained in this Section 3.9.

3.10 Termination of Covenants. The covenants set forth in this Section 3 shall terminate on, and be of no further force or effect at such time as the Company (a) consummates the initial public offering of the Company or (b) becomes subject to the reporting provisions of the Exchange Act.

SECTION 4

TRANSFERS OF SECURITIES BY INVESTORS

4.1 Notices. If any Investor (which definition shall also include Domain Associates, L.L.C. for the purposes of this Section 4) (the “Transferor”) proposes to sell, assign, hypothecate or otherwise transfer (a “Transfer”) any securities of the Company owned by such Investor from and after the date of this Agreement, other than pursuant to the provisions of Section 4.6 of this Agreement, the Transferor shall first give each of the other Investors the right to purchase such securities by delivering to them a written offer which shall state the price and other terms and conditions of the proposed Transfer (the “Offer”). If the Transferor proposes to Transfer the securities for consideration other than solely cash and/or promissory notes, the offer to the Investors shall, to the extent of such consideration, permit each Investor to pay in lieu thereof, cash equal to the fair market value of such consideration, and the offer shall state the estimate of such fair market value as determined in good faith by the Board. The Transferor shall fix the period of the offer which shall be a minimum of twenty (20) days or such longer period as is necessary to determine the fair market value of the consideration referred to in the preceding sentence.

4.2 Acceptance of Offer. An Investor may accept an Offer (“Purchasing Investor”) only by giving written notice to the Transferor within fifteen (15) days of delivery of the Offer that such Purchasing Investor has accepted the offer to purchase some or all of the securities offered (the “Accepted Securities”); provided, however, that the maximum number or amount of securities a Purchasing Investor shall be entitled to purchase shall be equal to that number or amount of securities to be transferred multiplied by a fraction, the numerator of which shall be the number of Conversion Shares held (or deemed to be held) by such Purchasing Investor and the denominator of which shall be the aggregate number of Conversion Shares held (or deemed to be held) by all Investors, excluding the Transferor’s Conversion Shares. Notwithstanding the foregoing, any Purchasing Investor may, at the time it accepts the offer, subscribe to purchase any or all securities offered which may be available as a result of the rejection, or partial rejection, of the offer by other Investors, which securities shall be allocated on a pro rata basis among those Purchasing Investors subscribing to purchase them.

4.3 Allocation of Securities and Payment. Promptly following the expiration of an offer, the Transferor shall allocate the securities subscribed for among the Purchasing Investors accepting or partially accepting the offer, as set forth in Section 4.2, and shall by written notice (the “Acceptance Notice”) advise all Purchasing Investors of the number or amount of securities allocated to each of the Purchasing Investors. Within ten (10) days following receipt of the Acceptance Notice, each of the Purchasing Investors shall deliver to the Transferor payment in full for the Accepted Shares purchased by it against delivery by the Transferor to each Purchasing Investor of a certificate or certificates evidencing the Accepted Securities purchased by it.

4.4 Failure to Exercise. To the extent an Offer pursuant to Section 4.1 is not accepted by the other Investors, the Transferor may, for a period of ninety (90) days thereafter, transfer the unaccepted securities, or any of them, upon terms no more favorable than specified in such offer, to any Person or Persons; provided that such Person or Persons agrees in writing with the Company and the Investors, prior to and as a condition precedent to such Transfer, to be bound by all of the provisions of this Agreement.

4.5 Assignment. The right of first refusal set forth in this Section 4 may not be assigned or transferred, except that each Investor shall have the right to assign its rights to purchase such securities under this Section 4 to any partner, member, retired partner or member or Affiliate of such Investor; provided such partner, member, retired partner or member or Affiliate agrees in writing with the Company and the Investors, prior to and as a condition precedent to such assignment, to be bound by all of the provisions of this Agreement.

4.6 Permitted Transfers. Notwithstanding anything to the contrary contained herein, an Investor may transfer its securities, without first offering such securities of the Company to any other Investor, to (a) a partner or retired partner of an Investor that is a partnership, (b) a spouse, sibling, lineal descendant or ancestor of an Investor that is an individual, (c) an Affiliate of an Investor, (d) a transferee or assignee that is a Holder of Registrable Securities prior to the transfer or acquires at least ten percent (10%) of an original Holder’s Registrable Securities as of the date hereof or (e) a constituent member of any Investor that is a limited liability company; provided in each case that prompt written notice of such transfer is given to the Company and such transferee agrees to in writing be bound by the provisions of this Agreement.

4.7 Termination. The right of first refusal granted under this Section 4 shall expire upon the effective date of the initial public offering of the Company and shall not be applicable to any shares sold pursuant thereto.

SECTION 5

MISCELLANEOUS

5.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns, heirs, executors and administrators and permitted transferees of the parties hereto.

5.2 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

5.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements entered into and performed in the State of California solely by residents thereof without reference to principles of conflicts of laws or choice of laws.

5.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.5 Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, mailed by certified mail, return receipt requested, sent by overnight courier service or telecopied, telegraphed or telexed (transmission confirmed), or otherwise actually delivered to the parties at the addresses provided to the Company (which the Company agrees to disclose to the other parties upon request) or such other address as a party may request by notifying the other in writing.

5.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be enforceable in accordance with its terms.

5.7 Amendment and Waiver. Any provision of this Agreement may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Holders of at least a majority of the Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of Registrable Securities and the Company but in no event shall any amendment or waiver adversely affect the obligations or rights of any Holder in a manner different than the other Holders, except upon the written consent of such adversely affected Holder. In addition, the Company may waive performance of any obligation owing to it, as to some or all of the Holders of Registrable Securities, or agree to accept alternatives to such performance, without obtaining the consent of any Holder of Registrable Securities so long as such waiver or acceptance of alternative performance affects all Holders equally.

5.8 Rights of Holders. Each Holder of Registrable Securities shall have the right to exercise or refrain from exercising any right or rights that such Holder may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and such Holder shall not incur any liability to any other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.

5.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of the other party, shall impair any such right, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing.

5.10 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

5.11 Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which are incorporated herein by this reference.

5.12 Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, correspondence, agreements, understandings, duties or obligations among the parties with respect to the subject matter hereof.

5.13 Further Assurances. From and after the date of this Agreement, upon the request of a party, the other parties shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

5.14 Aggregation of Stock. All shares of the Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.15 Termination of Prior Agreement. Upon the effectiveness of this Agreement, the Prior Agreement shall terminate and be of no further force and effect, and shall be superseded and replaced in its entirety by this Agreement.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

TOBIRA THERAPEUTICS, INC.

By:	/s/ James E. Sapirstein
James E. Sapirstein, President and Chief Executive Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

STOCKHOLDERS:

Domain Associates, L.L.C.

By:	/s/ Kathleen K. Schoemaker
Kathleen K. Schoemaker,
Managing Member

/s/ James E. Sapirstein
James E. Sapirstein

ECKARD WEBER, M.D., TRUSTEE OF THE ECKARD WEBER LIVING TRUST UTA DATED NOVEMBER 20, 2007

By:	/s/ Eckard Weber
Name:	Eckard Weber
Title:	Trustee

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS: DOMAIN PARTNERS VII, L.P.
By:	One Palmer Square Associates VII, L.L.C.
Its:	General Partner

By:	/s/ Kathleen K. Schoemaker
Kathleen K. Schoemaker,
Managing Member

DP VII ASSOCIATES, L.P.
By:	One Palmer Square Associates VII, L.L.C.
Its:	General Partner

By:	/s/ Kathleen K. Schoemaker
Kathleen K. Schoemaker,
Managing Member

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR: FRAZIER HEALTHCARE V, L.P. By FHM V, LP, its general partner By FHM V, LLC, its general partner

By:	/s/ Patrick Heron
Patrick Heron, Manager

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR: CANAAN VII L.P. By: Canaan Partners VII LLC

By:	/s/ Brenton K. Ahrens
Name:	Brenton K. Ahrens
Title:	Member/Manager

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS: MONTREUX EQUITY PARTNERS IV, LP

By:	Montreux Equity Management IV, LLC, its General Partner

By:	/s/ Daniel K. Turner III
Daniel K. Turner III, Managing Member

MONTREUX IV ASSOCIATES, LLC

By:	Montreux Equity Management IV, LLC, its General Partner

By:	/s/ Daniel K. Turner III
Daniel K. Turner III, Managing Member

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS: NOVO A/S

By:	/s/ Thomas Dyrberg
Name:	Thomas Dyrberg
Title:	Senior Partner

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

EXHIBIT A

SCHEDULE OF INVESTORS

Domain Partners VII, L.P.

DP VII Associates, L.P.

Frazier Healthcare V, L.P.

Canaan VII L.P.

Montreux Equity Partners IV, LP

Montreux IV Associates, LLC

Novo A/S